Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and Form S-1 of BellRing Distribution, LLC of our report dated November 19, 2021 relating to the financial statements and effectiveness of internal control over financial reporting of BellRing Brands, Inc., which appears in BellRing Brands, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

January 31, 2022